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                    ALLIANCE BOND FUND, INC.

                     ARTICLES SUPPLEMENTARY


         Alliance Bond Fund, Inc., a Maryland corporation having its principal office in the City of Baltimore (hereinafter called the "Corporation"), certifies that:

         FIRST: The Board of Directors of the Corporation hereby increases the aggregate number of shares of capital stock that the Corporation has authority to issue by 400,000,000 shares and hereby classifies 200,000,000 of such shares as "Class B Common Stock" of the Corporate Bond Portfolio and 200,000,000 of such shares as "Class C Common Stock" of the Corporate Bond Portfolio.

         SECOND: The Class B Common Stock and the Class C Common Stock, respectively, of the Corporate Bond Portfolio as classified herein shall have the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms or conditions of redemption as currently set forth in the Charter of the Corporation with respect to the Class B Common Stock and the Class C Common Stock, respectively, of the Corporate Bond Portfolio.

         THIRD:    A. Immediately before the increase in
authorized capital stock provided for herein, the total number of shares of stock of all classes which the Corporation had authority to issue was 1,400,000,000 shares, the par value of each class of stock being $.001 per share, with an aggregate par value of $1,400,000, classified as follows:

                                  Class B       Class C       Advisor Class
Name of Portfolio  Common Stock   Common Stock  Common Stock  Common Stock

U.S. Government    200,000,000    200,000,000   200,000,000   200,000,000
  Portfolio

Corporate Bond     250,000,000    250,000,000   50,000,000     50,000,000
  Portfolio

                   B.   Immediately after the increase in
authorized capital stock provided for herein, the total number of shares of stock of all classes which the Corporation has authority to issue is 1,800,000,000 the par value of each class of stock being $.001 per share, with an aggregate par value of $1,800,000, classified as follows:




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                                  Class B       Class C       Advisor Class
Name of Portfolio  Common Stock   Common Stock  Common Stock  Common Stock

U.S. Government    200,000,000    200,000,000   200,000,000   200,000,000
  Portfolio

Corporate Bond     250,000,000    250,000,000   250,000,000   250,000,000
  Portfolio

         FOURTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

         FIFTH: The total number of shares that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland
General Corporation Law.

         SIXTH: The shares aforesaid have been duly classified by the Corporation's Board of Directors pursuant to authority and power contained in the Corporation's Articles of Incorporation.

         IN WITNESS WHEREOF, Alliance Bond Fund, Inc. has caused these Articles Supplementary to be executed by its Chairman of the Board and attested by its Secretary and its corporate seal to be affixed on this ____ day of March, 1998. The Chairman of the Board of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all material respects.

                                  ALLIANCE BOND FUND, INC.


[CORPORATE SEAL]                  By:  /s/ John D. Carifa
                                       ________________________
                                       John D. Carifa
                                       Chairman

Attested: /s/ Edmund P. Bergan, Jr.
         __________________________
         Edmund P. Bergan, Jr.,
         Secretary









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